

                                                                                                    -----------------------------
                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:     January 31, 2002
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                              000-28813
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and Form 10-QSB                     CUSIP NUMBER
                                       [ ] Form N-SAR                                                      92532N   10   3
                                                                                                    -----------------------------
     For Period Ended:  September 30, 2000
                       --------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: ____________________

- -------------------------------------------------------------------------------------------------------------------------------
                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
- -------------------------------------------------------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

- -------------------------------------------------------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION

                                  Vertica Software, Inc.
- -------------------------------------------------------------------------------------------------------------------------------
Full Name of Registrant

- -------------------------------------------------------------------------------------------------------------------------------
Former Name if Applicable
                                 5801 Christie Avenue, Suite 390
- -------------------------------------------------------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                                 Emeryville, California 94608
- -------------------------------------------------------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to
Rule 12b-25(b), the following should be completed. (Check box if appropriate) [X]

        | (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
        |     effort or expense;
        |
        | (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K
        |     or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will
        |     be filed on or before the fifth calendar day following the prescribed due date; and
        |
        | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

The Registrant is in the process of completing its 10-QSB Report for filing under the Edgar Program, including the completion of certain financial information. The Form 10-QSB will be filed immediately upon the completion of the Report.
                                                                                                  (Attach Extra Sheets if Needed)

                                                                                                                     SEC 1344 (6/94)


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Hans Nehme                                           (510)                                     595-3333
- ---------------------------------------                ---------------------                        -----------------
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [X] Yes  [ ] No
    --------------------------------------------------------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
    report or portion thereof?                                                                                [ ] Yes  [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

====================================================================================================================================

                                                       Vertica Software, Inc.
                                        ____________________________________________________
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       November 14, 2000                                                By:  /s/ Hans Nehme
       ---------------------------                                           -------------------------------------------------
                                                                             Hans Nehme, President and Chief Executive Officer

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

- ----------------------------------------------------------- ATTENTION ------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
- ----------------------------------------------------------------------------------------------------------------------------------



